Actavis Reports Exceptional Performance in First Quarter 2015 with 59% Increase in Net Revenue to $4.2 Billion and 23% Growth in Non-GAAP EPS to $4.30

-- Adjusted EBITDA Increases 107% to $1.8 Billion in First Quarter 2015 --

-- Robust Performance Across Global Businesses --

-- Broad-Based Strength from Allergan; Contributes $258 Million in Revenue Following March 17 Close --

-- Actavis GAAP and Non-GAAP Earnings Includes Dilutive Impact of Allergan Financing --

-- Q1 2015 GAAP Loss Per Share of $1.85 --

-- Company Provides Preliminary 2015 Guidance of $17.00 - $18.50 Per Share Including Allergan --

DUBLIN, May 11, 2015 /PRNewswire/ -- Actavis plc (NYSE: ACT) today reported continued exceptional performance with net revenue increasing 59 percent to $4.23 billion for the quarter ended March 31, 2015, compared to $2.66 billion in the first quarter 2014. On a non-GAAP basis, diluted earnings per share increased 23 percent to $4.30 for the first quarter 2015, compared to $3.49 in the first quarter 2014. Non-GAAP earnings per share excluding Allergan and financing (shares and interest expense) related to Allergan was $4.59, representing 17 percent sequential improvement. GAAP loss per share for the first quarter 2015 was $1.85, compared to GAAP income per diluted share of $0.55 in the prior year period. GAAP results were impacted by amortization and acquisition-related expenses, including impairments, acquisition accounting valuation related expenses and severance associated with acquired businesses, mainly the acquisitions of Allergan on March 17, 2015 and Forest Laboratories on July 1, 2014.

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For the first quarter 2015, adjusted EBITDA increased 107 percent to $1.78 billion, compared to $860 million for the first quarter 2014. Cash flow from operations for the first quarter of 2015 was $525 million and cash and marketable securities were $2.13 billion as of March 31, 2015. As part of the Allergan acquisition, the company incurred additional indebtedness. As of March 31, 2015, the Company had outstanding indebtedness of $44.3 billion.

First quarter 2015 results for Actavis plc include the contribution from Allergan businesses for the period following the close on March 17, 2015. Refer to the attached reconciliation tables for adjustments to GAAP earnings.

"Actavis achieved exceptional operational performance while simultaneously focusing on the completion of the Allergan acquisition and accelerating the integration of our combined company to create a Growth Pharma leader," said Brent Saunders, CEO and President of Actavis. "I am proud of our combined team for maintaining their focus on our customers and delivering tremendous operational results."

"Our first quarter performance was highlighted by strong revenue growth from Namenda XR®, Linzess®, Bystolic®, Viibryd®/ Fetzima®, LoLoestrin® Fe, Saphris®, Estrace® Cream as well as continued growth within our generics business, powered by strong sales of the generic versions of Concerta®, Intuniv® and the recent launch of our generic version of OxyContin®.

"In the midst of planning for the integration, legacy Allergan delivered pro forma net sales growth of 13 percent on constant currency to approximately $1.75 billion in its final full quarter, driven by continued strong performance across the company's Eye Care, Botox® and Aesthetics businesses."

"We have already achieved many of our early integration milestones, including realignment of our global sales organization and notifying 95 percent of our colleagues about their role in the combined company. We are on track to achieve approximately 80 percent of the forecasted $1.8 billion in synergies by the end of the first quarter of 2016. We are right on track to deliver on our rapid and thoughtful integration plans while driving double-digit sales growth and investment in key late-stage R&D programs."

Allergan Business Results
Results from the acquisition of Allergan were included as of the close of the acquisition of March 17, 2015. The Allergan business contributed $258 million in net revenue and $113 million in adjusted EBITDA. During the quarter, Actavis also issued shares and long-term debt to fund the acquisition of Allergan and the impact of these items in the first quarter 2015 was the addition of weighted average diluted shares of approximately 29 million shares and $48 million in interest expense.

First Quarter 2015 Business Segment Results

North America Brands Segment Information
($ in millions)
	Three Months Ended
	March 31,
	2015	2014

Product sales	$ 1,720.3	$ 572.0
Other revenue	15.7	22.0
Net revenues	1,736.0	594.0
Operating expenses:
Cost of sales(1)	372.0	185.5
Selling and marketing	411.1	87.6
General and administrative	281.8	71.5
Segment contribution	$ 671.1	$ 249.4
Segment margin	38.7%	42.0%

Adjusted gross profit (2)	$ 1,502.8	$ 522.1
Adjusted gross margin as a percentage of adjusted net revenues (2)	86.6%	87.9%

Adjusted SG&A percentage of adjusted net revenues (3)	27.8%	23.0%

(1) Cost of sales excludes amortization and impairment of acquired intangibles.
(2) Refer to Table 8 included in this release for the reconciliation of net revenues and cost of sales to adjusted gross profit and adjusted gross margin as a percentage of adjusted net revenues.
(3) Refer to Table 9 included in this release for the reconciliation of net revenues and SG&A to adjusted SG&A as a percentage of adjusted net revenues.

North American Brands net revenue increased 192 percent to $1.74 billion in the first quarter, primarily driven by the revenues associated with the acquired Forest products and growth of Lo Loestrin® Fe, Estrace® Cream and Minastrin® 24 Fe. Within Actavis' CNS franchise, patients are continuing to convert to the once-daily Namenda XR product and conversion is approximately 49 percent.

North American Brands selling and marketing expenses increased to $411 million in the first quarter of 2015 primarily due to the expenses associated with the acquired Forest business and integration charges related to the Allergan acquisition.

North American Brands adjusted gross margin for the first quarter 2015 was 86.6 percent, compared to 87.9 percent in the first quarter of 2014. The decrease is largely due to product mix related to the addition of partnered products from the Forest portfolio, including Namenda® and Linzess®.

North America Generics and International Segment Information
($ in millions)
	Three Months Ended
	March 31,
	2015	2014

Product sales	$ 1,756.4	$ 1,634.7
Other revenue	21.8	36.2
Net revenues	1,778.2	1,670.9
Operating expenses:
Cost of sales(1)	826.8	776.3
Selling and marketing	174.5	170.0
General and administrative	118.1	195.0
Segment contribution	$ 658.8	$ 529.6
Segment margin	37.0%	31.7%

Adjusted gross profit (2)	$ 1,045.5	$ 884.1
Adjusted gross margin as a percentage of adjusted net revenues (2)	59.9%	56.7%

Adjusted SG&A percentage of adjusted net revenues (3)	14.8%	20.3%

(1) Cost of sales excludes amortization and impairment of acquired intangibles.
(2) Refer to Table 8 included in this release for the reconciliation of net revenues and cost of sales to adjusted gross profit and adjusted gross margin as a percentage of adjusted net revenues.
(3) Refer to Table 9 included in this release for the reconciliation of net revenues and SG&A to adjusted SG&A as a percentage of adjusted net revenues.

North American Generics & International net revenue increased 6.4 percent to $1.78 billion for the first quarter 2015 due to new product launches such as generic versions of OxyContin® and Intuniv® and strong sales of key base products including generic versions of Concerta® and Lidoderm®. First quarter North American Generics net revenue was $1.22 billion, up 19 percent from the prior year quarter. First quarter International net revenue was $558 million, down approximately $89 million or 14 percent, primarily due to a decline in revenues resulting from the divestiture of Western European assets in the second quarter 2014 and the impact of a stronger U.S. Dollar on our international revenues, offset, in part, by the acquired Forest business.

Adjusted selling, general and administrative expenses (SG&A) as a percentage of net revenue declined to 14.8 percent for North American Generics and International in the first quarter of 2015 as a result of the divestiture of Western European assets and the elimination of the supportive corporate infrastructure for these assets.

North American Generics & International adjusted gross margin increased to 59.9 percent in the first quarter of 2015 from 56.7 percent in the first quarter of 2014, primarily as a result of strong base business trends and product mix as well as margin expansion within our international business.

Anda Distribution Segment Information
($ in millions)
	Three Months Ended
	March 31,
	2015	2014

Net revenues	$ 461.6	$ 390.2
Operating expenses:
Cost of sales	404.0	331.2
Selling and marketing	31.4	25.5
General and administrative	9.1	9.3
Segment contribution	$ 17.1	$ 24.2
Segment margin	3.7%	6.2%

Gross profit	$ 57.6	$ 59.0
Gross margin	12.5%	15.1%
SG&A as a percentage of net revenues	8.8%	8.9%

Anda Distribution net revenue for the first quarter 2015 increased 18 percent to $462 million, compared to $390 million in the first quarter 2014, as a result of higher product mix to chain drug stores.

Anda Distribution segment gross margin was 12.5 percent in the first quarter of 2015 compared to 15.1 percent in the prior year period as a result of business mix.

Other Operating Expenses
In first quarter 2015, consolidated GAAP SG&A expenses were $1.43 billion, an increase of $870 million from the first quarter 2014 as a result of the acquisitions of Forest and Allergan. The quarter ended March 31, 2015 included SG&A charges related to the acquired Forest and Allergan businesses, including severance of $180 million relating to the Allergan acquisition, severance of $28 million relating to the Forest acquisition, stock-based compensation fair market value adjustments and acceleration charges of $233 million associated with the Forest and Allergan acquisitions and merger success and related acquisition fees associated with the Allergan acquisition of $78 million.

Amortization expense for the first quarter 2015 was $925 million, compared to $424 million in the first quarter of 2014 primarily due to the acquisitions of Forest and Allergan.

Pipeline Update
Following the completion of the Allergan acquisition, Actavis is nearing completion of its pipeline prioritization, identifying key programs that will continue in development. Following rationalization, 70 projects were identified for continued development, with more than 50 projects in Phase III, validation or registration stages of development.

The Company plans to continue to evaluate timing of these opportunities and will provide additional details at a later date. R&D productivity continued during the quarter with progress on many key pipeline programs.

North American Brands - NDA/sNDA Approvals

  Actavis and Medicines360 announced that Liletta® (levonorgesterel-releasing intrauterine system) received FDA approval for use by women to prevent pregnancy for up to three years. This groundbreaking partnership allows women access to a new contraceptive option regardless of income or insurance coverage.
  AVYCAZ® (ceftazidime-avibactam) received FDA approval for the treatment of adult patients with complicated intra-abdominal infections (cIAI) and complicated urinary tract infections (cUTI) including pyelonephritis caused by designated susceptible bacteria. The approval of AVYCAZ® is an important step forward in providing healthcare providers in the U.S. with a new treatment for serious Gram-negative infections.
  Viibryd® (vilazodone HCl) sNDA received FDA approval for a lower therapeutic dose of the drug (20mg) to accompany the currently available 40mg dose for the treatment of adult patients with major depressive disorder (MDD). The U.S. approval expands dosing options available to health care providers.
  Saphris® (asenapine) sNDA received FDA approval for the acute treatment of manic or mixed episodes associated with bipolar I disorder in pediatric patients. Saphris® is the only atypical antipsychotic treatment option with a sublingual formulation.
  Botox® (onabotulinumtoxinA) received FDA approval for an additional indication for the treatment of adults with upper limb spasticity. The expanded label now includes the addition of two thumb muscles: flexor pollicis longus, a muscle in the forearm that flexes the thumb; and adductor pollicis, a muscle in the hand that functions to adduct the thumb; increasing the maximum dose from 360 to 400 units for the treatment of upper limb spasticity.

Regulatory Submissions & Clinical Data

  Actavis announced that a sNDA for Teflaro® (ceftaroline fosamil) was accepted by FDA to expand the product label to support use in cases of acute bacterial skin and skin structure infections (ABSSSI) with concurrent bacteremia. Under the Prescription Drug User Fee Act (PDUFA), the FDA has set a target of third quarter 2015 to complete its review.
  Actavis and Gideon Richter announced that the Cariprazine NDA resubmission was accepted by FDA for the potential treatment of patients with schizophrenia and for patients with manic or mixed episodes associated with bipolar I disorder. The PDUFA date for Cariprazine is expected to be in June 2015.
  Actavis and Rhythm Health announced the initiation of a Phase 2b clinical data assessing the efficacy and safety of relamorelin (RM-131) for the treatment of gastroparesis in patients with type 1 and type 2 diabetes.
  Actavis announced positive top-line results for a phase 3 study comparing a single 1500 mg dose of Dalvance® (dalbavancin) with the same total dose given as two-doses one week apart, for the treatment of ABSSSI caused by susceptible Gram-positive bacteria, including methicillin resistant Staphylococcus aureus (MRSA).
  Xydalba™ (dalbavancin) received EMA approval for the treatment of ABSSSI in adults. XydalbaTM is the first and only once-weekly IV antibiotic approved for the treatment of ABSSSI with a two-dose regimen.

North American Generics and International

  Confirmed 7 first-to-file (FTF) opportunities including generic versions of Uceris®, Letairis®, and Mirvaso®. Actavis' FTF performance continues to lead the industry.

Upcoming Pipeline Milestones

  The PDUFA date for Eluxadoline, an investigational drug for the treatment of diarrhea and abdominal pain in men and women with diarrhea predominant Irritable Bowel Syndrome (IBS-D) is expected in Q2 2015. Drug Enforcement Agency scheduling for the drug would commence following FDA approval. The PDUFA date for Cariprazine, a potential treatment of patients with schizophrenia and patients with manic or mixed episodes associated with bipolar I disorder is expected in the second quarter of 2015.
  A sNDA submission for Linzess® as a potential low dose version for the treatment of patients with Chronic Idiopathic Constipation (CIC) is scheduled for 2016.
  Phase II studies of DARPin®, a potential treatment for wet Neovascular Age-related Macular Degeneration (AMD), are ongoing in Japan and in the United States. A Phase III study is expected to begin enrollment in late second quarter or early third quarter of 2015.
  A U.S. submission for a multi-dose preservative free formulation of Restasis® is planned by the end of 2015.
  Phase III trials are currently recruiting in the U.S. and will be initiated in the European Union (EU) later this year for Bimataprost SR, a potential treatment for glaucoma.
  Phase III data for SER 120, a low-dose nasal formulation for the treatment of Nocturia, is expected to be available later in 2015.
  In Dermal Fillers, an EU approval extension for Juvederm® Volite and a dose range approval for Juvederm® in China and Japan are expected later in 2015.

Preliminary 2015 Financial Outlook
Actavis' estimates include the Allergan business. Estimates are based on management's current belief about prescription trends, pricing levels, competition, inventory levels and the anticipated timing of future product launches and business development events.

Actavis estimates the following for the full year 2015:

  Total Net Revenues (As Reported) of between $20.5 - $21.0 Billion
    Pro Forma 2015 net revenue between $22.0 - $22.5 Billion
  Non-GAAP earnings per share (As Reported) of between $17.00 to $18.50
    Fully Diluted Average Shares approximately 386 million
    Year-End 2015 Fully Diluted Shares Outstanding approximately 415 million
  Non-GAAP tax rate is anticipated to be approximately 15%.

Webcast and Conference Call Details
Actavis plc will host a conference call and webcast today at 8:00 a.m. Eastern Time to discuss first quarter 2015 results. The dial-in number to access the call is U.S./Canada (877) 251-7980, International (706) 643-1573. The Conference ID is 29079446. To access the live webcast, go to Actavis' Investor Relations Web site at http://ir.actavis.com.

A replay of the conference call will also be available beginning approximately two hours after the call's conclusion and will remain available through 11:30 p.m. Eastern Time on May 25, 2015. The replay may be accessed by dialing (855) 859-2056 and entering Conference ID# 29079446. From international locations, the replay may be accessed by dialing (404) 537-3406 and entering the same Conference ID#. To access the webcast replay, go to Actavis' Investor Relations Web site at http://ir.actavis.com.

About Actavis
Actavis plc (NYSE: ACT), headquartered in Dublin, Ireland, is a unique, global pharmaceutical company and a leader in a new industry model – Growth Pharma. Actavis is focused on developing, manufacturing and commercializing innovative branded pharmaceuticals, high-quality generic and over-the-counter medicines and biologic products for patients around the world.

Actavis markets a portfolio of best-in-class products that provide valuable treatments for the central nervous system, eye care, medical aesthetics, gastroenterology, women's health, urology, cardiovascular and anti-infective therapeutic categories, and operates the world's third-largest global generics business, providing patients around the globe with increased access to affordable, high-quality medicines. Actavis is an industry leader in research and development, with one of the broadest development pipelines in the pharmaceutical industry and a leading position in the submission of generic product applications globally.

With commercial operations in approximately 100 countries, Actavis is committed to working with physicians, healthcare providers and patients to deliver innovative and meaningful treatments that help people around the world live longer, healthier lives.

Actavis intends to adopt a new global name – Allergan – pending shareholder approval in 2015.

For more information, visit Actavis' website at www.actavis.com.

Actavis Cautionary Statement Regarding Forward-Looking Statements
Statements contained in this communication that refer to Actavis' estimated or anticipated future results, including estimated synergies, or other non-historical facts are forward-looking statements that reflect Actavis' current perspective of existing trends and information as of the date of this communication. Forward looking statements generally will be accompanied by words such as "anticipate," "believe," "plan," "could," "should," "estimate," "expect," "forecast," "outlook," "guidance," "intend," "may," "might," "will," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the Forest acquisition, including future financial and operating results, Actavis' plans, objectives, expectations and intentions and the expected timing of completion of the transaction. It is important to note that Actavis' goals and expectations are not predictions of actual performance. Actual results may differ materially from Actavis' current expectations depending upon a number of factors affecting Actavis' business. These factors include, among others, the inherent uncertainty associated with financial projections; restructuring and integration in connection with the Forest acquisition and other announced acquisitions, including the ability to recognize the anticipated synergies and benefits of the Forest acquisition and other announced acquisitions; the anticipated size of the markets and continued demand for Actavis' products; the impact of competitive products and pricing; access to available financing on a timely basis and on reasonable terms; the risks of fluctuations in foreign currency exchange rates; the risks and uncertainties normally incident to the pharmaceutical industry, including product liability claims and the availability of product liability insurance on reasonable terms; outcomes in material litigation involving Actavis, including without limitation the decision, expected later this year, on a preliminary injunction motion brought before the U.S. District Court in the Southern District of New York, seeking to prevent Actavis from executing its strategy to withdraw Namenda IR tablets from general distribution; the difficulty of predicting the timing or outcome of pending or future litigation or government investigations; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and regulatory agency approvals or actions, if any; market acceptance of and continued demand for Actavis' products; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with governmental regulations applicable to Actavis' facilities, products and/or businesses; changes in the laws and regulations affecting, among other things, pricing and reimbursement of pharmaceutical products; changes in tax laws or interpretations that could increase Actavis' consolidated tax liabilities; the loss of key senior management or scientific staff; and such other risks and uncertainties detailed in Actavis' periodic public filings with the Securities and Exchange Commission, including but not limited to Actavis' Annual Report on form 10-K for the year ended December 31, 2014 and Actavis' Irish statutory financial statements and related reports for the year ended December 31, 2014, furnished with the SEC on Form 8-K on March 27, 2015. Except as expressly required by law, Actavis disclaims any intent or obligation to update or revise these forward-looking statements.

The following table presents Actavis plc's results of operations for the three months ended March 31, 2015 and March 31, 2014:

		Table 1
ACTAVIS PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three Months Ended
	March 31,

	2015	2014

Net revenues	$ 4,234.2	$ 2,655.1

Operating expenses:
Cost of sales (excludes amortization and impairment of acquired intangibles including product rights)	1,713.4	1,293.0
Research and development	431.0	171.5
Selling, general and administrative	1,428.5	558.9
Amortization	925.4	424.2
Asset sales and impairments, net	57.8	(0.4)
Total operating expenses	4,556.1	2,447.2
Operating (loss) / income	(321.9)	207.9

Non-operating income (expense):
Interest income	1.8	1.0
Interest expense	(171.9)	(72.8)
Other income (expense), net	(198.0)	5.0
Total other income (expense), net	(368.1)	(66.8)
(Loss) / income before income taxes and noncontrolling interest	(690.0)	141.1
(Benefit) / provision for income taxes	(177.7)	44.4
Net (loss) / income	(512.3)	96.7
Loss / (income) attributable to noncontrolling interest	0.3	(0.2)
Net (loss) / income attributable to shareholders	(512.0)	96.5
Dividends on preferred stock	23.2	-
Net (loss) / income attributable to ordinary shareholders	$ (535.2)	$ 96.5

(Loss) / earnings per share attributable to ordinary shareholders:
Basic	$ (1.85)	$ 0.56
Diluted	$ (1.85)	$ 0.55

Weighted average shares outstanding:
Basic	289.5	173.8
Diluted	289.5	174.9

The following table details product revenue for significant products within the North American Brands segment for the three months ended March 31, 2015 and March 31, 2014.

				Table 2
ACTAVIS PLC
NORTH AMERICA BRANDS SEGMENT REVENUE
(Unaudited; in millions)
			QTD
	Three Months
	March 31,		Change
	2015	2014	Dollars	%
North American Brands
CNS
Namenda® IR	$ 245.4	$ -	$ 245.4	100.0%
Namenda XR®	150.6	-	150.6	100.0%
Viibyrd® / Fetzima ®	79.6	-	79.6	100.0%
Saphris ®	42.0	-	42.0	100.0%
Other CNS	24.0	-	24.0	100.0%
Total CNS	541.6	-	541.6	100.0%
Gastroenterology
Delzicol®/Asacol® HD	136.2	140.8	(4.6)	-3.3%
Linzess®/Costella ™	96.2	-	96.2	100.0%
Carafate ® / Sulcrate ®	54.3	-	54.3	100.0%
Canasa ® / Salofalk ®	37.3	-	37.3	100.0%
Zenpep ®, Ultrase ® & Viokace ®	40.2	-	40.2	100.0%
Other Gastroenterology	12.4	-	12.4	100.0%
Total Gastroenterology	376.6	140.8	235.8	167.5%
Women's Health
Lo Loestrin® Fe	83.3	62.4	20.9	33.5%
Minastrin® 24 Fe	65.4	47.9	17.5	36.5%
Estrace® Cream	71.9	53.3	18.6	34.9%
Other Women's Health	46.9	49.0	(2.1)	-4.3%
Total Women's Health	267.5	212.6	54.9	25.8%
Cardiovascular, Respiratory & Acute Care
Bystolic®	164.1	-	164.1	100.0%
Daliresp ® (1)	23.6	-	23.6	100.0%
Tudorza ® (1)	28.2	-	28.2	100.0%
Total Cardiovascular, Respiratory & Acute Care	215.9	-	215.9	100.0%
Urology	68.3	72.1	(3.8)	-5.3%
Infectious Disease	37.8	-	37.8	100.0%
Dermatology/Established Brands	228.3	168.5	59.8	35.5%
Total North American Brands	$ 1,736.0	$ 594.0	$ 1,142.0	192.3%

(1) Products were divested on March 2, 2015.

The following table presents Actavis plc's Condensed Consolidated Balance Sheets as of March 31, 2015 and December 31, 2014.

		Table 3
ACTAVIS PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)
	March 31,	December 31,
	2015	2014

Assets
Cash and cash equivalents	$ 2,114.9	$ 250.0
Marketable securities	16.0	1.0
Accounts receivable, net	3,992.8	2,372.3
Inventories	3,125.1	2,075.5
Other current assets	1,624.9	1,233.7
Assets held for sale	143.5	949.2
Property, plant and equipment, net	2,797.9	1,594.7
Investments and other assets	618.1	342.8
Product rights and other intangibles, net	74,201.1	19,188.4
Goodwill	50,826.4	24,521.5
Total assets	$ 139,460.7	$ 52,529.1

Liabilities & Equity
Current liabilities	$ 7,638.1	$ 4,992.7
Liabilities held for sale	17.4	25.9
Long-term debt and capital leases	42,700.5	14,846.3
Deferred income taxes and other liabilities	17,695.2	4,328.7
Total equity	71,409.5	28,335.5
Total liabilities and equity	$ 139,460.7	$ 52,529.1

The following table presents Actavis plc's Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2015 and 2014.

		Table 4
ACTAVIS PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)
	Three Months Ended March 31,
	2015	2014
Cash Flows From Operating Activities:
Net (loss) / income	$ (512.3)	$ 96.7
Reconciliation to net cash provided by operating activities:
Depreciation	57.2	55.6
Amortization	925.4	424.2
Provision for inventory reserve	30.3	38.1
Share-based compensation	225.5	16.7
Deferred income tax benefit	(304.3)	(149.9)
Loss / (gain) on asset sale and impairment, net	57.8	(0.4)
Amortization of inventory step up	212.9	124.6
Amortization of deferred financing costs	268.3	11.1
Accretion and contingent consideration	28.8	(7.0)
Excess tax benefit from stock-based compensation	(36.1)	(36.8)
Other, net	(6.5)	(10.9)
Net (loss) / income, adjusted for non-cash activity	947.0	562.0

Changes in assets and liabilities (net of effects of acquisitions):
Decrease / (increase) in accounts receivable, net	(702.1)	(113.6)
Decrease / (increase) in inventories	(202.7)	(108.9)
Decrease / (increase) in prepaid expenses and other current assets	58.9	21.8
Increase / (decrease) in accounts payable and accrued expenses	356.1	(22.6)
Increase / (decrease) in income and other taxes payable	42.4	113.1
Increase / (decrease) in other assets and liabilities	25.4	(12.2)
Total adjustments	1,037.3	342.9
Net cash provided by operating activities	525.0	439.6
Cash Flows From Investing Activities:
Additions to property, plant and equipment	(136.6)	(42.5)
Additions to product rights and other intangibles	(8.5)	-
Additions to investments	(15.0)	-
Proceeds from the sale of investments and other assets	790.5	15.0
Proceeds from sales of property, plant and equipment	74.9	3.4
Acquisitions of business, net of cash acquired	(34,646.2)	-
Net cash (used in) investing activities	(33,940.9)	(24.1)
Cash Flows From Financing Activities:
Proceeds from borrowings of indebtedness	29,265.6	-
Debt issuance and other financing costs	(310.8)	(20.3)
Payments on debt, including capital lease obligations	(2,660.0)	(326.1)
Proceeds from issuance of preferred shares	4,929.7	-
Proceeds from issuance of ordinary shares	4,071.1	-
Proceeds from stock plans	42.6	6.4
Payments of contingent consideration	(24.6)	(7.8)
Repurchase of ordinary shares	(64.1)	(57.0)
Excess tax benefit from stock-based compensation	36.1	36.8
Net cash provided / (used in) by financing activities	35,285.6	(368.0)
Effect of currency exchange rate changes on cash and cash equivalents	(4.8)	(1.9)
Movement in cash held for sale	-	(36.9)
Net increase / (decrease) in cash and cash equivalents	1,864.9	8.7
Cash and cash equivalents at beginning of period	250.0	329.0
Cash and cash equivalents at end of period	$ 2,114.9	$ 337.7

The following table presents Actavis plc's GAAP to Non-GAAP adjustments for the three months ended March 31, 2015 and March 31, 2014:

								Table 5
	ACTAVIS PLC
	CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS TO NON-GAAP STATEMENT OF OPERATIONS
	(Unaudited; in millions, except per share amounts)

	Three Months Ended				Three Months Ended
	March 31, 2015				March 31, 2014

	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP

Net revenues	$ 4,234.2	$ (31.5)	(1)	$ 4,202.7	$ 2,655.1	$ (112.1)	(1)	$ 2,543.0

Operating expenses:
Cost of sales (excludes amortization and impairment of acquired intangibles including product rights)	1,713.4	(349.9)	(2)	1,363.5	1,293.0	(215.2)	(11)	1,077.8
Research and development	431.0	(147.0)	(3)	284.0	171.5	3.1	(12)	174.6
Selling, general and administrative	1,428.5	(550.9)	(4)	877.6	558.9	(71.1)	(13)	487.8
Amortization	925.4	(925.4)	(5)	-	424.2	(424.2)	(5)	-
Asset sales and impairments, net	57.8	(57.8)	(6)	-	(0.4)	0.4		-
Total operating expenses	4,556.1	(2,031.0)		2,525.1	2,447.2	(707.0)		1,740.2
Operating (loss) / income	(321.9)	1,999.5		1,677.6	207.9	594.9		802.8

Non-operating income (expense):
Interest income	1.8	-		1.8	1.0	-		1.0
Interest expense	(171.9)	(11.8)	(7)	(183.7)	(72.8)	(5.5)	(14)	(78.3)
Other income (expense), net	(198.0)	198.6	(8)	0.6	5.0	0.1	(15)	5.1
Total other income (expense), net	(368.1)	186.8		(181.3)	(66.8)	(5.4)		(72.2)
(Loss) / income before income taxes and noncontrolling interest	(690.0)	2,186.3		1,496.3	141.1	589.5		730.6
(Benefit) / provision for income taxes	(177.7)	391.8	(9)	214.1	44.4	75.1	(9)	119.5
Net (loss) / income	(512.3)	1,794.5		1,282.2	96.7	514.4		611.1
Loss / (income) attributable to noncontrolling interest	0.3	-		0.3	(0.2)	-		(0.2)
Net (loss) / income attributable to shareholders	(512.0)	1,794.5		1,282.5	96.5	514.4		610.9
Dividends on preferred stock	23.2	(23.2)	(10)	-	-	-	(10)	-
Net (loss) / income attributable to ordinary shareholders	$ (535.2)	$ 1,817.7		$ 1,282.5	$ 96.5	$ 514.4		$ 610.9

(Loss) / earnings per share attributable to ordinary shareholders:
Basic	$ (1.85)			$ 4.43	$ 0.56			$ 3.51
Diluted	$ (1.85)			$ 4.30	$ 0.55			$ 3.49

Weighted average shares outstanding:
Basic	289.5			289.5	173.8			173.8
Diluted	289.5			298.5	174.9			174.9

Footnotes to the statement
(1)	Net revenues – Amounts included in the quarters ended March 31, 2015 and 2014 represents the continuing results from Western European assets sold in the second quarter of 2014.
(2)

Cost of sales (excludes amortization and impairment of acquired intangibles including product rights) – Amount in cost of sales in the quarter ended March 31, 2015 includes amortization of the Forest ($136.8 million), Allergan ($71.0 million), Durata and Warner Chilcott related inventory step ups of $212.9 million as the inventory acquired in each acquisition was sold to the Company's third party customers.  Cost of sales in the quarter ended March 31, 2015 includes the expensing of inventory, inclusive of the purchase accounting step up, related to unsalable inventory resulting the sale of the Company's respiratory products of $35.3 million.   Also included in cost of sales was severance and severance related costs incurred in connection with the Allergan acquisition of $14.5 million, the acquisition accounting impact on stock-based compensation (including acceleration charges) associated with the Allergan and Forest acquisitions of $7.3 million, the impact of the Company's global supply chain excellence initiative of $17.8 million, expenses associated with the fair market value adjustments and accretion of contingent consideration obligations of $28.0 million, amounts recorded from the continuing results from Western European assets sold in the second quarter of 2014 of $32.7 million, and other miscellaneous items.

(3)

Research and development – Research and development costs in the quarter ended March 31, 2015, primarily included severance and severance related costs incurred in connection with the Allergan acquisition of $60.6 million, severance and severance related costs incurred in connection with the Forest acquisition of $8.8 million, the acquisition accounting impact on stock-based compensation (including acceleration charges) associated with the Allergan and Forest acquisitions of $66.3 million and milestone payments associated with select R&D projects of $10.0 million.

(4)

Selling, general and administrative – Selling and marketing costs in the quarter ended March 31, 2015, primarily included severance and severance related costs incurred in connection with the Allergan acquisition of $62.2 million, severance and severance related costs incurred in connection with the Forest acquisition of $16.8 million and the acquisition accounting impact on stock-based compensation (including acceleration charges) associated with the Allergan and Forest acquisitions of $36.1 million.  General and administrative costs in the quarter ended March 31, 2015 primarily included merger success and financing related acquisition fees associated with the Allergan acquisition of $78.4 million, integration expenses associated with the Allergan and Forest acquisitions of $12.9 million, the foreign exchange impact on contingent consideration obligations of $15.0 million, severance and severance related costs incurred in connection with the Allergan acquisition of $117.6 million, severance and severance related costs incurred in connection with the Forest acquisition and the acquisition accounting impact on stock-based compensation (including acceleration charges) associated with the Allergan and Forest acquisitions of $196.4 million.

(5)	Amortization – Includes amortization of acquired intangibles including product rights.
(6)

Asset sales and impairments, net – Asset sales and impairments, net, in the quarter ended March 31, 2015, included a loss on the impairment of our Australian generics business held for sale of $44.5 million, the impairment of certain IPR&D projects of $3.7 million and the movement in the fair value of other assets held for sale of $15.3 million, offset by miscellaneous gains.

(7)	Interest expense - Amount in interest expense includes the amortization of the fair value step up of senior secured notes assumed as part of the Forest and Allergan acquisitions.
(8)

Other income (expense) – Amount in other income (expense) in the quarter ended March 31, 2015 primarily includes the amortization of bridge loan commitment fees incurred in connection with the Allergan acquisition of $263.0 million, a gain on an interest rate lock entered into in connection with the Allergan acquisition of $31.0 million and a gain on the sale of the respiratory business of $33.5 million.

(9)	Provision for income taxes - In addition to the income tax impact on the items above, the provision for income taxes included the impact of select discrete items.
(10)	Dividends on preferred stock - The dividend impact is excluded from dilutive EPS as the Company is assuming the "if-converted" method of preferred shares.
(11)

Cost of sales (excludes amortization and impairment of acquired intangibles including product rights) – Amount in cost of sales in the quarter ended March 31, 2014 primarily includes amortization of the Warner Chilcott related inventory step up of $124.6 million as the inventory acquired in the acquisition was sold to the Company's third party customers.  Also included in cost of sales is the impact of the Company's global supply chain excellence initiative of $11.4 million and amounts recorded from the continuing results from Western European assets sold in Q2 14 of $78.3 million.

(12)

Research and development –  Amounts in research and development expenses in the quarter ended March 31, 2014 includes fair market value adjustments relating to contingent consideration liabilities assumed as part of acquisition accounting, including accretion, which created income in the quarter of $7.3 million as well as integration and other costs of $1.5 million and amounts recorded from the continuing results from Western European assets sold in the second quarter of 2014 of $2.7 million.

(13)

Selling, general and administrative – Selling and marketing costs in the quarter ended March 31, 2014 primarily included continuing results from Western European assets sold in the second quarter of 2014 of $26.6 million.  General and administrative expenses in the quarter ended March 31, 2014 primarily included fees incurred for the then pending acquisition of Forest Laboratories of $14.2 million, restructuring and integration charges for the acquisitions of legacy Actavis and for Warner Chilcott of $14.2 million which included continuing benefit expenses for severed employees of $5.0 million, stock-based compensation of $5.0 million and other integration expenses.  Also included in general and administrative expenses were cost associated with holding our Western European assets for sale of $5.2 million as well as continuing results from Western European assets sold in the second quarter of 2014 of $6.9 million.

(14)	Interest expense - Amount in interest expense includes the amortization of the fair value step up of senior secured notes assumed as part of the Warner Chilcott acquisition.
(15)

Other income (expense) – Amount in other income (expense) in the quarter ended March 31, 2014 includes the amortization expenses relating to the bridge loan commitments entered into in connection with the then pending acquisition of Forest Laboratories, Inc. of $9.4 million, fees received by former Legacy Actavis shareholders to end their restricted trading window of $5.0 million and a gain on the sale of our investment in Columbia Laboratories, Inc. of $4.3 million.

The following table presents a reconciliation of reported net (loss) / income attributable to ordinary shareholders and diluted earnings per share to non-GAAP net income and diluted earnings per share for the three months ended March 31, 2015 and March 31, 2014:

			Table 6
ACTAVIS PLC
RECONCILIATION TABLE
(Unaudited; in millions except per share amounts)

		Three Months Ended
		March 31,
		2015	2014

GAAP to non-GAAP net income calculation

	Reported GAAP net (loss) / income attributable to ordinary shareholders	$ (512.0)	$ 96.5
	Adjusted for:
	Amortization	925.4	424.2
	Global supply chain initiative(1)	17.8	15.4
	Acquisition and licensing charges (2)	1,173.4	144.4
	Accretion on contingent liabilities	4.0	4.0
	Impairment/asset sales and related costs	65.1	2.9
	Non-recurring losses (gains)	-	(1.4)
	Legal settlements	0.6	-
	Income taxes on items above	(391.8)	(75.1)
	Non-GAAP net income attributable to ordinary shareholders	$ 1,282.5	$ 610.9

Diluted earnings per share

	Diluted (loss) earnings per share - GAAP	$ (1.85)	$ 0.55

	Diluted earnings per share - Non-GAAP	$ 4.30	$ 3.49

	Basic weighted average ordinary shares outstanding	289.5	173.8
	Effect of dilutive securities:
	Dilutive shares	9.0	1.1
	Diluted weighted average ordinary shares outstanding	298.5	174.9

Impact from Allergan Acquisition
Non-GAAP net income attributable to ordinary shareholders		$ 1,282.5	$ 610.9
	Non-GAAP net income attributable to ordinary shareholders resulting from the Allergan Acquisition(3)	(46.8)	-
	Non-GAAP net income attributable to ordinary shareholders excluding Allergan Acquisition	$ 1,235.7	$ 610.9

	Diluted weighted average ordinary shares outstanding	298.5	174.9
	Diluted weighted average ordinary shares resulting from the Allergan Acquisition(4)	(29.3)	-
	Diluted weighted average ordinary shares outstanding excluding Allergan Acquisition	269.2	174.9

	Pro Forma diluted earnings per share - Non-GAAP, excluding the impact of the Allergan Acquisition	4.59	3.49

(1)	Includes accelerated depreciation charges.

(2)	Includes stock-based compensation due to the Allergan, Forest and Warner Chilcott acquisitions.

(3)	Includes the non-gaap contribution of Allergan as well as financing related expenses.

(4)	Includes the issuance of ordinary and preferred shares on March 2, 2015 as well as shares issued to Allergan shareholders on March 17, 2015.

The following table presents a reconciliation of reported net (loss) / income attributable to ordinary shareholders for the three months ended March 31, 2015 and March 31, 2014 to adjusted EBITDA:

		Table 7
ACTAVIS PLC
ADJUSTED EBITDA, RECONCILIATION TABLE
(Unaudited; in millions)

	Three Months Ended
	March 31,
	2015	2014

GAAP net (loss) / income attributable to ordinary shareholders	$ (512.0)	$ 96.5
Plus:
Interest expense	171.9	72.8
Interest income	(1.8)	(1.0)
(Benefit) / provision for income taxes	(177.7)	44.4
Depreciation (includes accelerated depreciation)	57.2	55.6
Amortization	925.4	424.2
EBITDA	463.0	692.5
Adjusted for:
Global supply chain initiative	17.8	6.1
Acquisition and licensing and other charges	879.0	139.4
Impairment/asset sales and related costs	65.1	2.9
Non-recurring losses (gains)	-	(1.4)
Legal settlements	0.6	-
Accretion on contingent liabilities	4.0	4.0
Share-based compensation	352.6	16.7
Adjusted EBITDA	$ 1,782.1	$ 860.2

Impact from Allergan Acquisition
EBITDA contribution from the Allergan Acquisition	(113.2)	-
Adjusted EBITDA excluding Allergan Acquisition	$ 1,668.9	$ 860.2

The following table presents a reconciliation of reported net revenues and cost of sales by segment for the three months ended March 31, 2015 and March 31, 2014 to adjusted net revenues, adjusted cost of sales, adjusted gross profit and adjusted gross margin as a percentage of adjusted net revenues:

										Table 8
ACTAVIS PLC
ADJUSTED GROSS MARGIN AS A PERCENTAGE OF ADJUSTED NET REVENUES
(Unaudited; $ in millions)

	Three Months Ended					Three Months Ended
	March 31, 2015					March 31, 2014
	North American Brands	North American Generics and International	Anda Distribution	Allergan	Total	North American Brands	North American Generics and International	Anda Distribution	Allergan	Total

Net Revenues:
Net revenues	$ 1,736.0	$ 1,778.2	$ 461.6	$ 258.4	$ 4,234.2	$ 594.0	$ 1,670.9	$ 390.2	$ -	$ 2,655.1
Adjustments to net revenue ((remove from) / add to)
Operating results of assets held for sale / sold	-	(31.5)	-	-	(31.5)	-	(112.1)	-	-	(112.1)
Adjusted net revenues	$ 1,736.0	$ 1,746.7	$ 461.6	$ 258.4	$ 4,202.7	$ 594.0	$ 1,558.8	$ 390.2	$ -	$ 2,543.0

Cost of Sales (1):
Cost of Sales	$ 372.0	$ 826.8	$ 404.0	$ 110.6	$ 1,713.4	$ 185.5	$ 776.3	$ 331.2	$ -	$ 1,293.0
Adjustments to cost of sales ((remove from) / add to)
Integration and restructuring	(3.9)	(3.8)	-	(8.2)	(15.9)	(0.6)	-	-	-	(0.6)
Contingent consideration fair value and accretion adjustment	29.1	(57.1)	-	-	(28.0)	(0.3)	-	-	-	(0.3)
Operating results and disposal impact of assets held for sale / sold	(35.3)	(32.7)	-	-	(68.0)	-	(78.3)	-	-	(78.3)
Operational Excellence Initiative	-	(17.8)	-	-	(17.8)	-	(11.4)	-	-	(11.4)
Acquisition accounting fair market value adjustment to stock-based compensation	(1.0)	-	-	(6.3)	(7.3)	-	-	-	-	-
Purchase accounting adjustments	(127.7)	(14.2)	-	(71.0)	(212.9)	(112.7)	(11.9)	-	-	(124.6)
Adjusted cost of sales	$ 233.2	$ 701.2	$ 404.0	$ 25.1	$ 1,363.5	$ 71.9	$ 674.7	$ 331.2	$ -	$ 1,077.8

Adjusted gross profit	1,502.8	1,045.5	57.6	233.3	2,839.2	522.1	884.1	59.0	-	1,465.2
Adjusted gross margin as a percentage of adjusted net revenues	86.6%	59.9%	12.5%	90.3%	67.6%	87.9%	56.7%	15.1%		57.6%

(1) Cost of sales excludes amortization and impairment of acquired intangibles.

The following table presents a reconciliation of reported net revenues and SG&A by segment for the three months ended March 31, 2015 and March 31, 2014 to adjusted net revenues, adjusted SG&A and adjusted SG&A as a percentage of adjusted net revenues:

										Table 9
ACTAVIS PLC
ADJUSTED SG&A AS A PERCENTAGE OF ADJUSTED NET REVENUES
(Unaudited; in millions)

	Three Months Ended					Three Months Ended
	March 31, 2015					March 31, 2014
	North American Brands	North American Generics and International	Anda Distribution	Allergan	Total	North American Brands	North American Generics and International	Anda Distribution	Allergan	Total

Net Revenues:
Net revenues	$ 1,736.0	$ 1,778.2	$ 461.6	$ 258.4	$ 4,234.2	$ 594.0	$ 1,670.9	$ 390.2	$ -	$ 2,655.1
Adjustments to net revenue ((remove from) / add to)
Operating results of assets held for sale / sold	-	(31.5)	-	-	(31.5)	-	(112.1)	-	-	(112.1)
Adjusted net revenues	$ 1,736.0	$ 1,746.7	$ 461.6	$ 258.4	$ 4,202.7	$ 594.0	$ 1,558.8	$ 390.2	$ -	$ 2,543.0

SG&A:
SG&A	$ 692.9	$ 292.6	$ 40.5	$ 402.5	$ 1,428.5	$ 159.1	$ 365.0	$ 34.8	$ -	$ 558.9
Adjustments to SG&A ((remove from) / add to)
Acquisition, integration & restructuring expenses	(114.2)	(56.2)	-	(104.4)	(274.8)	(8.5)	(8.0)	-	-	(16.5)
Acquisition related currency gains	-	39.7	-	-	39.7	-	-	-	-	-
Costs associated with holding assets out for sale	-	-	-	-	-	-	(5.2)	-	-	(5.2)
Global supply chain initiative accelerated depreciation and severance costs	-	-	-	-	-	-	(3.1)	-	-	(3.1)
Other	(0.6)	-	-	-	(0.6)	-	1.4	-	-	1.4
Acquisition related costs	(65.5)	(12.9)	-	-	(78.4)	(14.2)	-	-	-	(14.2)
Operating results and disposal impact of assets held for sale / sold	-	(4.3)	-	-	(4.3)	-	(33.5)	-	-	(33.5)
Acquisition accounting fair market value adjustment to stock-based compensation	(30.5)	-	-	(202.0)	(232.5)	-	-	-	-	-
Adjusted SG&A	$ 482.1	$ 258.9	$ 40.5	$ 96.1	$ 877.6	$ 136.4	$ 316.6	$ 34.8	$ -	$ 487.8

Adjusted SG&A as a percentage of adjusted net revenues	27.8%	14.8%	8.8%	37.2%	20.9%	23.0%	20.3%	8.9%		19.2%

The following table presents a reconciliation of GAAP Research & Development expense to adjusted Research & Development expense for the three months ended March 31, 2015 and March 31, 2014, respectively:

					Table 10
ACTAVIS PLC
ADJUSTED R&D EXPENSE

(Unaudited; $ in millions)	Three Months Ended March 31, 2015
	Generic Development	Brand Development	Biosimilars	Allergan	Total
Research and Development expense	$ 111.4	$ 166.4	$ 14.5	$ 138.7	$ 431.0
Adjustments to research and development ((remove from) / add to)
Contingent consideration fair value adjustments adjustments and accretion	-	(0.5)	-	-	(0.5)
Brand related milestone payments and upfront option payments	-	(10.0)	-	-	(10.0)
Acquisition, integration & restructuring expenses	(1.7)	(17.1)	-	(51.4)	(70.2)
Acquisition accounting fair market value adjustment to stock-based compensation	-	(13.3)	-	(53.0)	(66.3)
Adjusted research and development expense	$ 109.7	$ 125.5	$ 14.5	$ 34.3	$ 284.0

(Unaudited; $ in millions)	Three Months Ended March 31, 2014
	Generic Development	Brand Development	Biosimilars	Allergan	Total
Research and Development expense	$ 113.9	$ 33.3	$ 24.3	$ -	$ 171.5
Adjustments to research and development ((remove from) / add to)
Contingent consideration fair value adjustments adjustments and accretion	-	7.3	-	-	7.3
Operating results for assets held for sale	(2.7)	-	-	-	(2.7)
Brand related milestone payments and upfront option payments	-	-	-	-	-
Accelerated depreciation and product transfer costs	(0.9)	-	-	-	(0.9)
Acquisition, integration & restructuring expenses	(0.3)	-	-	-	(0.3)
Acquisition related settlements	-	(0.3)	-	-	(0.3)
Adjusted research and development expense	$ 110.0	$ 40.3	$ 24.3	$ -	$ 174.6

The following table presents a reconciliation of expected Non-GAAP Earnings per Share for the twelve months ending December 31, 2015:

		Table 11
ACTAVIS PLC
NON-GAAP EPS RECONCILIATION TABLE
(Unaudited; in millions except per share amounts)

	Twelve Months Ending
	December 31, 2015
	Low	High

GAAP to non-GAAP net income calculation

Reported GAAP net (loss) / income	$ (483.0)	$ 96.0
Adjusted for:
Amortization	5,850.0	5,850.0
Acquisition and licensing charges	2,350.0	2,350.0
Impairment/asset sales and related costs	70.0	70.0
Accretion on contingent liability	10.0	10.0
Other	35.0	35.0
Income taxes on items above	(1,270.0)	(1,270.0)
Non-GAAP net income attributable to ordinary shareholders	$ 6,562.0	$ 7,141.0

Diluted earnings per share - Non-GAAP	$ 17.00	$ 18.50

Diluted weighted average ordinary shares outstanding	386.0	386.0

CONTACTS:	Investors:
Lisa DeFrancesco
(862) 261-7152

Media:
David Belian
(862) 261-8141